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                                                                   EXHIBIT 99(c)


                        KEYCORP STUDENT LOAN TRUST 1999-B
                              OFFICER'S CERTIFICATE


Bank One, National Association             Banker's Trust Company, Deutsche Bank
One Bank One Plaza, Suite 0126             100 Plaza One, Mailstop: JCY03-6450
Chicago, IL 60670                          Jersey City, NJ 07310
Attn: Corporate Trust Administration       Attn: Corporate Trust & Agency Group
Phone: (312) 407-0192                            Structured Finance
Fax: (312) 407-1708                        Phone: (201) 593-6776
                                           Fax: (201) 593-6459

Key Bank USA, National Association
800 Superior Ave, 4th Floor
Cleveland, OH 44114
ATTN: Senior Vice President
      Key Education Resources
Phone: (216) 828-9342
Fax: (216) 828-9417


Pursuant to Section 3.08 of the Subservicing Agreement between Key Bank USA, National Association as Master Servicer and Great Lakes Educational Loan Services, Inc., as Subservicer, dated as of September 1, 1999 (the "Agreement"), the undersigned hereby certifies that (i) a review of the activities of the Subservicer from January 1, 2001, through December 31, 2001, and of its performance under the Agreement has been made, and (ii) to the best of the undersigned's knowledge, based on the review, the Subservicer has fulfilled all its obligations under the Agreement throughout such period.


                                   Great Lakes Educational Loan Services, Inc.,
                                   Subservicer

Date:  March 8, 2002               By: /S/ MICHAEL J. NOACK
                                      ------------------------------------------
                                   Name: Michael J. Noack
                                   Title: Chief Servicing Officer